Exhibit 99.4
AMENDMENT 2002-1
TO THE
CIBC WORLD MARKETS
INCENTIVE SAVINGS PLAN FOR U.S. EMPLOYEES
     Pursuant to the provisions of the CIBC World Markets Incentive Savings Plan for U.S. Employees (the “Plan”) regarding Plan amendments, and notwithstanding any other provision in the Plan to the contrary, the Plan is hereby amended in the following particulars as of the Effective Date of the Plan, except as otherwise indicated:
     1. The third sentence of section 2.03(a) is hereby revised to read as follows:
Effective for Plan Years beginning after December 31,1996, a Leased Employee is an individual (who otherwise is not an Employee of CIBC or an Affiliated Employer) who, pursuant to a leasing agreement between CIBC or an Affiliated Employer and any other person, has performed services for CIBC (or for an Affiliated Employer) on a substantially full time basis for at least one year and who performs services under the primary direction and control of CIBC or an Affiliated Employer.
     2. Section 3.01(a) of the Plan is hereby revised to read as follows:
(a) Before-tax Savings. Any Employee eligible to participate in the Plan under Section 2.01 may defer Salary earned by the Employee by filing a salary reduction agreement with the Committee. The salary reduction agreement must provide that the Participant’s Salary will be reduced by any whole number percentage (at least 1%, but not to exceed 15%). In no event will the Before-tax Savings made with respect to any payroll period on behalf of any Participant exceed 15% of such Participant’s Salary paid for such payroll period, or such smaller amount as the Committee determines in its discretion to be appropriate to assure compliance with the limitations imposed by the Code on such contributions. The salary reduction agreement may not be effective earlier than the execution date of the Employee’s salary reduction agreement or, if later, the date the Employee enters (or reenters) the Plan as a Participant. Amounts deferred pursuant to this Section 3.01 (a) will be referred to as “Before-tax Savings”.
     3. Section 3.02 of the Plan is hereby revised to read as follows:
3.02 After-tax Savings. Any Employee eligible to participate in the Plan under Section 2.01 may elect to make after-tax contributions by payroll deduction for the Employee’s own benefit in any amount equal to any whole number percentage (at least 1% but not to exceed 15%) of his Salary. In no event will the amount of after-tax contributions made by a Participant exceed 15% of his Compensation paid for such payroll period, or such smaller amount as the Committee determines in its discretion to be appropriate to assure compliance with the limitations imposed by the Code on such contributions. Amounts contributed pursuant to this Section 3.02 will be referred to as “After-tax Savings”. If the Participant elects to make both After-tax Savings and Before-tax Savings for any payroll period, the sum of such After-tax Savings and Before-tax Savings for a payroll period may not be less than 2% and may not exceed 15% of his Salary for that payroll period or such smaller amount as the Committee determines in its discretion to be appropriate to assure compliance with the limitations imposed by the Code on such contributions.
     4. Section 4.05 is hereby revised to read as follows:
4.05 USERRA. Effective with respect to reemployments after December 12, 1994, notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.
     5. Section 7.03(a) is hereby amended to read as follows, effective March 22, 1999:
     (a) Balance Does Not Exceed $5,000. If the value of the vested portions of the Participant’s Accounts (including any loans outstanding on his Termination Date) does not exceed $5,000, determined in accordance with Section 7.08 but as of the Valuation Date coinciding with or immediately preceding the last day of the quarter following the quarter in which his Termination Date occurs, such vested portions, less any outstanding loan balance distributable in accordance with Appendix G, will be distributed to the Participant as soon as practicable after the end of such quarter following the quarter in which his Termination Date occurs, in a lump sum cash payment.
     6. Section 7.03(b) is hereby amended to read as follows, effective March 22, 1999:
     (b) Balance Exceeds $5.000. If the value of the vested portions of the Participant’s Accounts (including any loans outstanding on his Termination Date) exceeds $5,000, determined in accordance with Section 7.08 but as of the Valuation Date coinciding with or immediately preceding the last day of the quarter following the quarter in which his Termination Date occurs, such vested portions, less any outstanding loan balance distributable in accordance with Appendix G, will be distributed (or will begin to be distributed) to the Participant on (or as soon as practicable after) the Distribution Date he elects, by one of the following methods chosen by the Participant:
(i)	by cash payment in a lump sum, or

(ii)	by cash payment in a series of substantially equal monthly, quarterly, semi-annual, or annual cash installments. The period over which such payment is to be made will not extend beyond the Participant’s life expectancy (or the life expectancy of the Participant and his designated Beneficiary).

     7. Section 7.07 is hereby revised to read as follows:
7.07 Antialienation Rules. The interests of Participants and other persons entitled to benefits under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered, except (i) in the case of loans made under the Plan (ii) pursuant to a judgment or settlement order issued after August 5, 1997 (against a Participant convicted of a crime involving misuse of Plan funds or a civil judgment for breach of fiduciary duty) meeting the requirements of Code Section 401(a)(13)(C), and (iii) pursuant to qualified domestic relations orders (“QDROs”) that relate to the provision of child support, alimony or marital rights of a spouse, child or other dependent and which meet such other requirements as may be imposed by Section 414(p) of the Code or regulations issued thereunder. Notwithstanding any other provision of the Plan to the contrary, such domestic relations order may permit distribution of the entire portion of the vested Account balance of a Participant awarded to his alternate payee, in a lump sum payment, as soon as practicable after the Committee determines that such order is qualified, without regard to whether the Participant would himself be entitled under the terms of the Plan to withdraw or receive a distribution of such vested amount at that time. The only form of payment available to an alternate payee is a lump sum. Any amount partitioned under a QDRO, may be segregated by the Administrator for investment purposes. If the amount awarded under a QDRO to an alternative payee is less than or equal to $5,000, such amount will be distributed as soon as practicable to the alternate payee.
     8. New subsection (i) is hereby added at the end of Section 7.13:
(i) Notwithstanding any provision of the Plan to the contrary, with respect to distributions under the Plan made for calendar years beginning on or after January 1, 2001, the Plan will apply the minimum distribution requirements of Section 401(a)(9) of the Internal Revenue Code in accordance with the regulations under Section 401(a)(9) that were proposed on January 17, 2001. This amendment shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Section 401(a)(9) or such other date as may be specified in guidance published by the Internal Revenue Service.
     9. The word “and” at the end of subsection (n) is deleted, the period at the end of subsection (o) is replaced with “; and,” and new subsection (p) is hereby added to Section 8.02:
     (p) to take such voluntary corrective action as it considers necessary and appropriate to remedy any inequity that results from incorrect information received and communicated in good faith, or as a consequence of administrative or operational error. Such steps may include , but are not limited to, taking any action required under the employee plans compliance resolution system of the Internal Revenue Service, any asset management or fiduciary conduct error correction program available through the Department to Labor (DOL), any similar correction program instituted by the IRS, DOL or other administrative agency, reallocation of Plan assets, adjustments of amounts of future payments to Participants, Beneficiaries or Alternate Payees and institution and prosecution of actions to recover benefit payments made in error or on the basis of incorrect or incomplete information.
     10. The following sentence is added at the end of Section 8.05:
Benefits under the Plan will be paid only if the Committee decides in its discretion that an applicant is entitled to them under the terms of the Plan.
     11. The first two sentences of Section 8.07 are hereby revised to read as the following single sentence:
Except insofar as may otherwise be required by law, pursuant to the terms of a qualified domestic relations order (described at Section 7.07), or pursuant to a judgment or settlement order issued after August 5, 1997, (against a Participant convicted of a crime involving misuse of Plan funds or a civil judgment for breach of fiduciary duty) meeting the requirements of Code Section 401(a)(13)(C), no amount payable at any time under the Plan and the Trust shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, garnishment, levy, execution, charge, encumbrance of any kind, or other legal or equitable process nor in any manner be subject to the debts or liabilities of any person and any attempts to so alienate or subject any such amount, whether presently or thereafter payable, shall be void.
     12. Section B.1 of Supplement B is hereby amended to read as follows effective January 1, 1998, except as otherwise indicated:
B.1 Limitations on Annual Additions. Notwithstanding any other provisions of the Plan to the contrary, a Participant’s Annual Additions (as defined below) for any Plan Year will not exceed an amount equal to the lesser of:
(a) effective January 1, 1995, the dollar limitation at Code Section 415(c)(l)(A), as adjusted pursuant to Code Section 415(d) for increases in the cost of living;
(b) 25 percent of the Participant’s Section 415 Compensation for that Plan Year calculated as if each Section 415 Affiliate (defined below) were an Affiliated Employer;
reduced by any Annual Additions for the Participant for the Plan Year under any other defined contribution plan of CIBC, an Affiliated Employer or a Section 415 Affiliate, provided that, if any other such plan has a similar provision, the reduction will be pro rata. The term “Annual Additions” means, with respect to any Participant for any Plan Year, the sum of all contributions (excluding Rollover Contributions) and forfeitures allocated to a Participant’s Accounts under the Plan for such year pursuant to Section 6.03, excluding Before-tax Savings that are distributed as excess deferrals in accordance with Appendix C, but including any Before-tax Savings, After-tax Savings or Firm Matching Contributions (the latter even if forfeited) treated as excess contributions or excess aggregate contributions under Appendices D and E. The term Annual Additions will also include employer contribution allocated for a Plan Year to any individual medical account (as defined in Section 415(1) of the Code) of a Participant and any amount allocated for a Plan Year to the separate account of a Participant for payment of post-retirement medical benefits under a funded welfare benefit plan (as described in Section 419(A)(d)(2) of the Code), which is maintained by CIBC or any Affiliated Employer or Section 415 Affiliates. “Section 415 Affiliates” means any entity that would be an Affiliated Employer if the ownership test of Section 414 of the Code was “more than 50%” rather than “at least 80%.” “Section 415 Compensation” means wages as defined in Code Section 3401(a) and all other payments for which CIBC is required to furnish the Employee a statement under Code Sections 6041(d) and 6051(a)(3) (i.e., W-2 Compensation), except that, (i) rules which limit payments based on the nature or location of the employment or the services performed will be disregarded, and (ii) Section 415 Compensation shall also include elective deferrals under Code Section 402(g)(3), elective contributions not included in income under Section 125, and, effective January 1, 2001, elective amounts that are not includible in gross income by reason of Section 132(f)(4).
     13. Section D.1 of Appendix D is hereby amended by deleting the last sentence thereof.
     14. The second sentence of Section D.2 of Supplement D is hereby revised to read as follows, effective January 1, 1997:
For purposes of this Appendix D, an “eligible Employee” is an Eligible Employee who is eligible to make a salary reduction election under the Plan for the prior Plan Year, provided, however, that if the Committee elects in accordance with Code Section 401(k)(3)(F), to apply Code Section 410(b)(4)(B) in determining whether the Plan meets Code Section 410(b), the Company may, in determining whether the Plan meets the requirements of this Section D.2, exclude from consideration all employees (other than highly compensated employees) who have not met the minimum age and service requirements of Code Section 410(a)(l)(A).
     15. Clause (B) of Section D.8 of Supplement D is hereby revised to read as follows effective with respect to Plan Years beginning after December 31, 1996:
(B) For the preceding year: (i) had compensation from CIBC and all Affiliated Employers in excess of $80,000 (as adjusted by the Secretary of the Treasury pursuant to Code Section 415(d)) and (ii) was in the top-paid group of employees for such preceding year.

     16. Clause (c) of Section F-2 of Appendix F is hereby revised to read as follows:
(c) The payment of tuition-related educational fees, and room and board expenses, for the next 12 months of post-secondary education for the employee, or the employee’s spouse, children or dependent.
     17. The fourth sentence of Section H.4 of Supplement H is hereby revised to read as follows:
     In the event that a non-key employee is a participant in a defined benefit plan or in another defined contribution plan that is part of the Aggregation Group, his top heavy minimum allocation will be provided under such other plan, rather than this Plan.
     18. The introductory clause of Section G-l of Supplement G is hereby revised to read as follows:
     G-l            Loans to Participants. The Committee, upon request by a Participant who is an Employee of an Employer with a Year of Service (within the meaning of Section 4.03 of the Plan) or who has made a Rollover Contribution to the Plan, in such manner as the Committee may require, may authorize a loan to be made to the Participant from his vested interest in the Trust Fund, subject to the following:
     IN WITNESS WHEREOF, the Company has caused this amendment to be signed this 23 day of May, 2002.

/s/ Jayce M Philips

EXTRACT FROM THE MINUTES OF A MEETING OF THE MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE OF THE BOARD OFIRECTORS OF CANADIAN IMPERIAL BANK OF COMMERCE HELD ON APRIL 4, 2002
     WHEREAS, Canadian Imperial Bank of Commerce (the “Company”) and its affiliates maintain (i) the CIBC World Markets Retirement Plan for U.S. Employees and the CIBC World Markets Incentive Savings Plan for U.S. Employees (the “CIBC 401 (k) Plan”), (ii) the Oppenheimer Past Service Benefit Plan and the CIBC Oppenheimer 401 (k) Capital Accumulation Plan, which were each frozen (the “frozen plans”) and (iii) the NBA/XTRACASH ATM, Inc. 401(k) Plan and the CIBC Oppenheimer Corp. Savings or Cash Option Plan for Employees which were each merged into the CIBC 401(k) Plan (the “merged plans”) (the six plans described in the foregoing clauses (i) through (iii) are collectively referred to as the “Plans”);
     WHEREAS, the Plans (including the frozen plans, as well as each of the two merged Plans as in effect immediately prior to its merger into the CIBC 401(k) Plan) must be amended to comply with various legislative and regulatory changes in the law, including the Retirement Protection Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000;
     WHEREAS, the Management Resources and Compensation Committee of the Company has been delegated the authority to amend the Plans maintained by CIBC and its affiliates;
     NOW, THEREFORE, the following amendments to the Plans are adopted in the form attached hereto:
•	Amendment 2002-1 to the CIBC World Markets Retirement Plan for U.S. Employees;

•	Amendment 2002-1 CIBC World Markets Incentive Savings Plan for U.S. Employees;

•	Amendment 2002-1 to the NBA/XTRACASH ATM, Inc. 401(k) Plan;

•	Amendment Number Six to the CIBC Oppenheimer Corp. Savings or Cash Option Plan for Employees;

•	Amendment 2002-1 to the Oppenheimer Past Service Benefit Plan;

•	Amendment 2002-1 to the CIBC Oppenheimer 401(k) Capital Accumulation Plan.
And the Executive Vice President of Human Resources is hereby authorized and directed to execute such amendments with such technical and conforming changes as she deems necessary or desirable for each Plan’s proper operation and continued qualification, including any amendments requested by the U.S. Internal Revenue Service as part of its review process for purposes of issuing determination letters on the Plan.

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1 HEREBY CERTIFY that the foregoing is a true and complete copy of a resolution passed by the Management Resources and Compensation Committee of the Board of Directors of Canadian Imperial Bank of Commerce at a meeting held on Thursday, April 4, 2002, and that such resolution is in full force and effect on the date hereof, unamended.
Dated at Toronto, Ontario this 15th day of May, 2002.

/s/ Valerie K. Pettipas Valerie K. Pettipas
Assistant Corporate Secretary

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